                        JOSEPH E. SEAGRAM & SONS, INC.

                           and Subsidiary Companies

               Computation of Ratio of Earnings to Fixed Charges



                                                   Transition      Fiscal
                                  Quarter Ended   Period Ended   Year Ended
                                  September 30,     June 30,     January 31,

                                  1996     1995       1996          1996
                                  ----     ----       ----          ----
                                                (millions)



Earnings before income taxes      $101     $ 49       ($30)          $ 83

Add (deduct):

Fixed charges                       45       68         72            169

Minority interest                    -        -          -              1
                                  ----     ----       ----           ----
Earnings available for fixed
 charges                          $146     $117       $ 42           $253
                                  ----     ----       ----           ----

Fixed charges:

Interest Expense                  $ 41     $ 62       $ 65           $145

Portion of rent expense deemed
 to represent interest factor        4        6          7             24
                                  ----     ----       ----           ----
Fixed Charges                     $ 45     $ 68       $ 72           $169
                                  ----     ----       ----           ----
Ratio of Earnings to Fixed
 Charges                           3.2x     1.7x         -(a)         1.5x
                                  ----     ----       ----           ----
                                  ----     ----       ----           ----



__________

(a) Fixed charges exceeded earnings by $30 million for the transition period ended June 30, 1996.